Exhibit 4.5

DESCRIPTION OF COMMON STOCK

We are incorporated in the State of Delaware. The rights of our stockholders are generally covered by Delaware law and our second amended and restated certificate of incorporation and amended and restated bylaws. The terms of our common stock are therefore subject to Delaware law, including the Delaware General Corporation Law. Our second amended and restated certificate of incorporation and amended and restated bylaws are filed as exhibits to our Annual Report on Form 10-K. As of March 6, 2020, we have one class of securities registered under Section 12 of the Securities Exchange Act, as amended (the “Exchange Act”): our Class A Common Stock.

Except as otherwise indicated, the terms “AdaptHealth,”  “Company,” “we,” “us” and “our” refer to AdaptHealth Corp.

Authorized and Outstanding Stock

Our second amended and restated certificate of incorporation authorizes the issuance of 250,000,000 shares of Common Stock, consisting of 210,000,000 shares of Class A Common Stock and 35,000,000 shares of Class B Common Stock, and 5,000,000 shares of undesignated preferred stock, $0.0001 par value per share. The outstanding shares of our Common Stock are duly authorized, validly issued, fully paid and non-assessable. As of March 3, 2020, there were 42,247,356 shares of Class A Common Stock and 31,063,799 shares of Class B Common Stock issued and outstanding.

Common Stock

Our second amended and restated certificate of incorporation provides for two classes of Common Stock, Class A Common Stock and Class B Common Stock. In connection with the closing on November 8, 2019 of our business combination with AdaptHealth Holdings LLC (“AdaptHealth Holdings”), certain legacy members of AdaptHealth Holdings were issued common units of AdaptHealth Holdings (“AdaptHealth Units”) and an equal number of shares of Class B Common Stock, and such legacy members collectively own all of our outstanding shares of Class B Common Stock. We expect to continue to maintain a one-to-one ratio between the number of outstanding shares of Class B Common Stock and the number of AdaptHealth Units held by persons other than AdaptHealth, so holders of AdaptHealth Units (other than AdaptHealth) will continue to have a voting interest in AdaptHealth that is proportionate to their economic interest in AdaptHealth Holdings.

Shares of Class B Common Stock (i) may be issued only in connection with the issuance by AdaptHealth Holdings of a corresponding number of AdaptHealth Units and only to the person or entity to whom such AdaptHealth Units are issued and (ii) may be registered only in the name of (a) a person or entity to whom shares of Class B Common Stock are issued as described above, (b) its successors and assigns, (c) their respective permitted transferees or (d) any subsequent successors, assigns and permitted transferees. A holder of shares of Class B Common Stock may transfer shares of Class B Common Stock to any transferee (other than AdaptHealth) only if, and only to the extent permitted by the Fifth Amended and Restated Limited Liability Company Agreement of AdaptHealth Holdings, such holder also simultaneously transfers an equal number of such holder’s AdaptHealth Units to the same transferee in compliance with such agreement.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders. Holders of shares of our Class B Common Stock vote together as a single class with holders of shares of our Class A Common Stock on all matters properly submitted to a vote of the stockholders.

Dividends

Holders of Class A Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Class A Common Stock unless the shares of Class A Common Stock at the time outstanding are treated equally and identically. Holders of shares of Class B Common Stock are not entitled to receive any dividends on account of such shares.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the Class A Common Stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied. Holders of shares of Class B Common Stock will not be entitled to receive any of our assets on account of such shares.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our Common Stock.

Election of Directors

Our board of directors is divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Preferred Stock

Our second amended and restated certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof.

Certain Anti-Takeover Provisions of our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our second amended and restated certificate of incorporation provides that our board of directors is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at three or more annual meetings.

Our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits. Our second amended and restated certificate of incorporation requires, to the fullest extent permitted by law, other than any claim to enforce a duty or liability created by the Exchange Act or any other claim for which federal courts have exclusive jurisdiction, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of the State of Delaware, the stockholder bringing such suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provisions may have the effect of discouraging lawsuits against our directors and officers. In addition, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision.

Special meeting of stockholders. Our amended and restated bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by our chairman.

Advance notice requirements for stockholder proposals and director nominations. Our amended and restated bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be received by the secretary to our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the scheduled date of the annual meeting of stockholders. If our annual meeting is called for a date that is not within 45 days before or after such anniversary date, a stockholder’s notice must be received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which we first publicly announce the date of the annual meeting. Our amended and restated bylaws also specify certain requirements as to the form and content of a stockholder’s notice for an annual meeting. Specifically, a stockholder’s notice must include: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of our capital stock owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (v) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (vi) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before such meeting. These notice requirements will be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified us of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in the proxy statement we prepare to solicit proxies for such annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. The foregoing provisions may limit our stockholders’ ability to bring matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.